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                                                                    Exhibit 10.2



                               SERVICES AGREEMENT



         THIS SERVICES AGREEMENT (the "Agreement"), dated as of July 20, 1998, is by and between Cincinnati Bell Inc., an Ohio corporation ("CBI"), and CONVERGYS Corporation, an Ohio corporation ("CONVERGYS").


                                    RECITALS

         WHEREAS, the Board of Directors of CBI has determined that it is in the best interests of CBI and its shareholders to separate CBI's existing businesses into two independent businesses by transferring all of the outstanding shares of Cincinnati Bell Information Systems Inc. ("CBIS") and of MATRIXX Marketing Inc. ("MATRIXX") to CONVERGYS;

         WHEREAS, CBI and CONVERGYS recognize that it is advisable for CBI to continue providing certain administrative and other services to CONVERGYS until the Distribution Date (as defined herein) and thereafter for CONVERGYS to provide certain administrative and other services to CBI as provided herein (individually a "Service" and, collectively, the "Services"); and

         WHEREAS, this Agreement is entered into pursuant to the Plan of Reorganization and Distribution Agreement, dated as of the date hereof, between CBI and CONVERGYS (the "Plan of Reorganization and Distribution Agreement"). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in the Plan of Reorganization and Distribution Agreement.

         NOW, THEREFORE, in consideration of the premises and for other good and valid consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

                                    ARTICLE 1
                                    SERVICES

         1.1 SERVICES. Beginning on the Closing Date (the "Effective Date") and continuing through the Distribution Date, CBI, through its corporate staff, will provide or otherwise make available to CONVERGYS, upon the reasonable request of CONVERGYS, certain general corporate services, including, but not limited to, finance, treasury and accounting, tax, human resource services, food services, transportation services and arrange for administration of insurance and risk management and employee benefit programs. Beginning the next day after the Distribution Date through the date that is six months after the Distribution Date (the "Expiration Date"), CONVERGYS, through its corporate staff, will provide or otherwise make available to CBI, upon the reasonable request of CBI, certain general corporate services, including, but not limited to accounting and audit, finance and treasury, tax, human resource services, food services, transportation services and arrange for administration of insurance and



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risk management and employee benefit programs. For purposes of this Agreement, the party receiving the Services is sometimes referred to as the "Receiving Party," and the party providing the Services is sometimes referred to as the "Providing Party." The Services may include the following:

                  (a) FINANCE, TREASURY AND ACCOUNTING RELATED SERVICES. Provision of general financial advice and services including, without limitation, assistance with respect to matters such as raising of additional capital, cash management and financial controls, inter-company lending, and accounting and internal audit.

                  (b) TAX RELATED SERVICES. Preparation of Federal tax returns, preparation of state and local tax returns (including income tax returns), tax research and planning and assistance on tax audits (Federal, state and local) in accordance with the terms of the Tax Separation and Allocation Agreement.

                  (c) HUMAN RESOURCES. Provision of general advice regarding the coordination of employment policies and executive compensation matters.

                  (d) FOOD SERVICES. Provision of general food services as provided by CBI on the date of this Agreement.

                  (e) TRANSPORTATION SERVICES. Provision of general transportation services as provided by CBI on the date of this Agreement.

                  (f) INSURANCE AND EMPLOYEE BENEFIT RELATED SERVICES. Provision of liability, property, casualty, and other normal business insurance coverage and assistance, if required, with respect to arrangement of such insurance coverage. Assistance, if required, with respect to support for product, worker safety and environmental programs. (The Receiving Party acknowledges that principal responsibility for compliance rests with the Receiving Party.) Administration of the Receiving Party's employee participation in employee benefit plans and insurance programs sponsored by the Providing Party in accordance with the Employee Benefits Agreement. Filing of all required reports under ERISA for employee benefit plans sponsored by CONVERGYS.

                  (g) ADDITIONAL SERVICES. Services in addition to those enumerated in subsections 1.1(a) through 1.1(g), above, as may be agreed upon by CBI and CONVERGYS from time to time ("Additional Services").

                     (1) The parties shall create an Exhibit for each Additional Service setting forth a description of the Service, the time period during which the Service will be provided, the charge, if any, for the Service and any other terms applicable thereto. Except as set forth in the paragraph immediately below, the parties may, but shall not be required to, agree on Additional Services during the term of this Agreement.

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                     (2) Except as set forth in the next sentence, CBI shall be obligated to perform, at charges established pursuant hereto, any Additional Service that: (A) was provided by CBI immediately prior to the Effective Date and that CONVERGYS reasonably believes was inadvertently or unintentionally omitted from the list of Initial Services or (B) is essential to effectuate an orderly transition under the Plan of Reorganization and Distribution Agreement unless such performance would significantly disrupt CBI's operations or materially increase the scope of its responsibility under this Agreement. If CBI reasonably believes the performance of Additional Services required under subparagraphs (A) or (B) would significantly disrupt its operations or materially increase the scope of its responsibility under this Agreement, CBI and CONVERGYS shall negotiate in good faith to establish terms under which CBI can provide such Additional Services, but CBI shall not be obligated to provide such Additional Services if, following good faith negotiation, it is unable to reach agreement on such terms.

                  (h) SERVICES PERFORMED BY OTHERS. At its option, Providing Party may cause any Service it is required to provide hereunder to be provided by any other Person that is providing, or may from time to time provide, the same or similar services for Providing Party. Providing Party shall remain responsible, in accordance with the terms of this Agreement, for performance of any Service it causes to be so provided.

         1.2 TERM. The initial term of this Agreement shall begin on the Effective Date of this Agreement and continue until the Expiration Date unless terminated earlier as provided herein:

                  (a) Receiving Party may terminate any or all of the Services, in whole or in part, upon 30 days written notice to Providing Party.

                  (b) This Agreement may be terminated at any time upon the mutual consent of the parties.

                  (c) The non-defaulting party may terminate this Agreement if the other party is in material default under this Agreement and fails to correct such default within 30 days after receiving written notice of such default.

         1.3      CHARGES AND PAYMENT.

                  (a) GENERAL. For performing general services of the types described above in Section 1, Providing Party will charge Receiving Party the costs actually incurred or such other charges as the parties may agree. To the extent such direct costs cannot be separately measured, Providing Party shall charge Receiving Party for a portion of the total cost determined according to a method reasonably selected by Providing Party and approved by Receiving Party.

                      The charges for services above will be determined and payable no less frequently than on a monthly basis. The charges will be due when billed and shall be paid no later than thirty 30 days from the date of billing.

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                  (b) CHARGES FOR THIRD-PARTY SERVICES. When services of the type described above in Section 1 are provided, upon the mutual agreement of Providing Party and Receiving Party, by outside providers or, in connection with the provision of such Services out-of-pocket costs are incurred, such as travel, the cost thereof will be paid by Receiving Party. To the extent that Receiving Party is billed by the provider directly, Receiving Party shall pay the bill directly. If Providing Party is billed for such Services, Providing Party may pay the bill and charge Receiving Party the amount of the bill or forward the bill to Receiving Party for payment by Receiving Party.

                  (c) TAXES. Receiving Party shall pay any sales, use or similar tax, excluding any income tax or taxes levied with respect to gross receipts, payable by Providing Party or Receiving Party with respect to amounts payable under this Agreement.

         1.4      GENERAL OBLIGATIONS; STANDARD OF CARE.

                  (a) TRANSITIONAL NATURE OF SERVICES; CHANGES. The parties acknowledge the transitional nature of the Services and that Providing Party may make changes from time to time in the manner of performing the Services if Providing Party is making similar changes in performing similar services for itself and its Affiliates and if Providing Party furnishes to Receiving Party substantially the same notice that Providing Party shall provide its Affiliates respecting such changes. Notwithstanding the foregoing, between the date hereof and the Expiration Date, Providing Party will not make any material change to Services affecting Receiving Party without first providing thirty (30) days prior written notice and obtaining Receiving Party's prior written consent, which consent shall not be unreasonably withheld or delayed. For purposes of this Agreement, the term "Affiliates" means, with respect to any person, any other person, corporation, partnership, or other entity, directly or indirectly controlling, controlled by or under common control with such person.

                  (b) GOOD FAITH COOPERATION; CONSENTS. The parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of Services. Such cooperation shall include exchanging information, providing electronic access to systems used in connection with Services, performing true-ups and adjustments and obtaining all consents, licenses, sublicenses or approvals necessary to permit each party to perform its obligations hereunder. The costs of obtaining such consents, licenses, sublicenses or approvals shall be allocated in accordance with Section 1.3(a). The parties will maintain documentation supporting the information contained in the Exhibits and cooperate with each other in making such information available as needed in the event of a tax audit, whether in the United States or any other country.

                  (c) ALTERNATIVES. If Providing Party reasonably believes it is unable to provide any Service because of a failure to obtain necessary consents, licenses, sublicenses or approvals pursuant to subsection 1.4(b) or because of Impracticability, the parties shall cooperate to determine the best alternative approach. Until such alternative approach is found or the problem otherwise resolved to the satisfaction of the parties, Providing Party shall use reasonable efforts, subject to Section 1.4(g) and Section 1.5(d), to continue providing the Service or, in the

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case of systems, to support the function to which the system relates or permit
Receiving Party to have access to the system so Receiving Party can support the function itself. To the extent an agreed upon alternative approach requires payment above and beyond that which is included in Providing Party's charge for the Service in question, the parties shall share equally in making any such payment unless they otherwise agree in writing.

                  (d) IMPRACTICABILITY. Providing Party shall not be required to provide any Service to the extent that the performance of such Service becomes "Impracticable" as a result of a cause or causes outside the reasonable control of Providing Party including unfeasible technological requirements, or to the extent the performance of such Services would require Providing Party to violate any applicable laws, rules or regulations or would result in the breach of any software license or other applicable contract.

                  (e) RECEIVING PARTY'S DIRECTORS AND OFFICERS. Nothing contained herein will be construed to relieve the directors or officers of Receiving Party from the performance of their respective duties or to limit the exercise of their powers in accordance with the Receiving Party's Articles of Incorporation or Regulations or in accordance with any applicable statute or regulation.

                  (f) LIABILITIES. In furnishing Receiving Party with management advice and other services as herein provided, neither Providing Party nor any of its officers, directors, employees or agents shall be liable to Receiving Party, its officers, directors, employees or agents, for errors of judgment or for anything except willful malfeasance, bad faith or gross negligence in the performance of their duties or reckless disregard of their obligations and duties under the terms of this Agreement. The provisions of this Agreement are for the sole benefit of Providing Party and Receiving Party and will not, except to the extent otherwise expressly stated herein, inure to the benefits of any third party.

                  (g) STANDARD OF CARE. Providing Party will use (and will cause its subsidiaries to use) reasonable efforts in providing the scheduled Services to Receiving Party and will perform such Services with the same degree of care, skill and prudence customarily exercised for its own operations; provided, however, that Providing Party shall not be required to devote full time and attention to the performance of its duties under this Agreement, but shall devote only so much of its time and attention as it deems reasonable or necessary to perform the Services required hereunder. To the extent possible, such Services will be substantially identical in nature and quality to the services currently provided or otherwise made available by Providing Party to its wholly owned subsidiaries and their respective operating divisions. Except as provided in an Exhibit for a specific Service, in providing the Services, Providing Party shall not be obligated to: (i) hire any additional employees;
(ii) maintain the employment of any specific employee; (iii) purchase, lease or license any additional equipment or software; or (iv) pay any costs related to the transfer or conversion of Receiving Party's data to Providing Party or any alternate supplier of Services. Providing Party has the right to reasonably supplement, modify, substitute or otherwise alter such services from time to time in a manner consistent with supplements, modifications, substitutions or alterations made with respect to similar services provided or otherwise made available by Providing Party to its wholly owned subsidiaries and

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their respective operating divisions. In providing such services, Providing
Party will not be responsible for the accuracy, completeness or timeliness of any advice or service or any return, report, filing or other document which it provides, prepares or assists in preparing, except to the extent that any inaccuracy, incompleteness or untimeliness arises from Providing Party's willful malfeasance, bad faith or gross negligence. Providing Party and Receiving Party will cooperate in planning the scope and timing of services provided by Providing Party under this Agreement in order to minimize or eliminate interference with the conduct of Providing Party's business activities. If such interference is unavoidable, Providing Party will apportion, in its sole discretion, the available services in a fair and reasonable manner. Notwithstanding anything set forth in this Section 1.4(g), neither Providing Party nor any of its officers, directors, employees or agents shall have any liability under this Agreement except to the extent provided in Section 1.4(f).

                  (h) NON-EXCLUSIVITY. Nothing in this Agreement precludes Receiving Party from obtaining the scheduled Services, in whole or in part, from its own employees or from providers other than Providing Party.

         1.5 CERTAIN LIMITATIONS: NO SALE, TRANSFER, ASSIGNMENT. Receiving Party may not sell, transfer, assign or otherwise use the Services provided hereunder, in whole or in part, for the benefit of any person other than the Receiving Party Affiliates.

         1.6 CONFIDENTIALITY. Providing Party agrees to hold, and to use its best efforts to cause its employees and representatives to hold, in confidence all Confidential Information concerning Receiving Party, furnished to or obtained by Providing Party after the Effective Date in the course of providing the scheduled Services, in a manner consistent with Providing Party's standard policies with respect to the preservation and disclosure of Confidential Information concerning Providing Party and its subsidiaries and operating units. Providing Party's systems used to perform the Services provided hereunder are confidential and proprietary to Providing Party or third parties. Receiving Party shall treat these systems and all related procedures and documentation as confidential and proprietary to Providing Party or its third party vendors.

         1.7 DISCLAIMER OF WARRANTIES, LIMITATION OF LIABILITY AND INDEMNIFICATION.

         (a) DISCLAIMER OF WARRANTIES. PROVIDING PARTY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SERVICES. PROVIDING PARTY MAKES NO REPRESENTATIONS OR WARRANTIES AS TO THE QUALITY, SUITABILITY OR ADEQUACY OF THE SERVICES FOR ANY PURPOSE OR USE.

         (b) LIMITATION OF LIABILITY; INDEMNIFICATION OF RECEIVING PARTY. Providing Party shall have no Liability to Receiving Party with respect to its furnishing any of the Services hereunder except for Liabilities arising out of the willful malfeasance, bad faith or gross negligence of Providing Party or any Affiliates of Providing Party. Providing Party will


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indemnify, defend and hold harmless Receiving Party and its officers, directors, employees and agents in respect of all Liabilities related to, arising from, asserted against or associated with such willful misconduct, malfeasance, bad faith or gross negligence. Such indemnification obligation shall be a liability of Providing Party for purposes of the Plan of Reorganization and Distribution Agreement and the provisions with respect to indemnification shall govern with respect thereto. In no event shall Providing Party or any Providing Party Affiliate have any Liability for any incidental, indirect, special or consequential damages, whether or not caused by or resulting from negligence or breach of obligations hereunder and whether or not informed of the possibility of the existence of such damages. For purposes of this Agreement, the term "Liabilities" means any and all losses, claims, charges, debts, demands, actions, causes of actions, suits, damages, costs and expenses, and similar obligations, including those arising under any law, rule, regulation, action, suit, proceeding (including reasonable attorneys' fees) and any and all costs and expenses related thereto.

         (c) LIMITATION OF LIABILITY; INDEMNIFICATION OF PROVIDING PARTY. Receiving Party shall indemnify and hold harmless Providing Party and its officers, directors, employees and agents in respect of all Liabilities related to, arising from, asserted against or associated with Providing Party's furnishing or failing to furnish the Services provided for in this Agreement, other than Liabilities arising out of the willful malfeasance, bad faith or gross negligence of Providing Party or any Providing Party Affiliate. The provisions of this indemnity shall apply only to losses which relate directly to the provision of Services. Such indemnification obligation shall be a liability of the Receiving Party for purposes of the Plan of Reorganization and Distribution Agreement and the provisions with respect to indemnification shall govern with respect thereto. In no event shall Receiving Party or any Receiving Party Affiliate have any Liability for any incidental, indirect, special or consequential damages, whether or not caused by or resulting from negligence or breach of obligations hereunder and whether or not informed of the possibility of the existence of such damages.

         (d) SUBROGATION OF RIGHTS VIS-A-VIS THIRD PARTY CONTRACTORS. In the event any Liability arises from the performance of Services hereunder by a third party contractor, Receiving Party shall be subrogated to such rights, if any, as Providing Party may have against such third party contractor with respect to the Services provided by such third party contractor to or on behalf of Receiving Party.


                                    ARTICLE 2
                        INSURANCE AND FOUNDATION MATTERS

         2.1 CONVERGYS agrees that it will reimburse CBI for its proportionate share of premiums paid or accrued, from the Effective Date until the Distribution Date or such other date to which the parties agree, in respect of insurance policies under which CONVERGYS and its Affiliates will continue to have coverage following the Effective Date hereof. CBI and CONVERGYS agree to cooperate in good faith to provide for an orderly transition of insurance coverage from the Effective Date through the Distribution Date and for the treatment of any insurance policies that will remain in effect following the Effective Date on a mutually agreeable

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basis. Such efforts shall include, without limitation, cooperation with the insurance companies with respect to the determination and allocation of premiums, fees, assessments and other associated costs, including, but not limited to, the potential attainment of any aggregate maximum liability for policies in place prior to the Distribution Date. To the extent that insurance carriers are able to and agree to separately invoice each party for its proportionate allocation of all premiums, fees, assessments and other associated costs, each party shall fully cooperate with such arrangements. CBI shall fully cooperate with CONVERGYS with respect to disclosing the existence of, and providing certified original copies of, any applicable insurance and claims agreements upon request.

         2.2 Each party shall cooperate fully with the other with respect to the administration and reporting of CONVERGYS claims, the payment of CONVERGYS claims determined to be payable, and the transfer to CONVERGYS of the administration and files pertaining to any CONVERGYS claims or obligations. Nothing contained herein limits or in any way precludes CONVERGYS, by or for itself, CBIS and/or MATRIXX from asserting its rights to coverage under any CBI procured insurance policy that provided coverage to or for CONVERGYS, CBIS and/or MATRIXX and/or any such entities' directors, officers, employees or agents as insured parties prior to the Distribution Date. After the Effective Date, neither CBI nor CONVERGYS shall, without the consent of the other, provide any such insurance carrier with a release, or amend, modify or waive any rights under any such policy or agreement, if such release, amendment, modification or waiver would adversely affect any rights or potential rights of the other hereunder; provided, however, that the foregoing shall not (i) preclude either from presenting any claim or from exhausting any policy limit, (ii) require either to pay any premium or other amount or to incur any liability, or (iii) require either to renew, extend or continue any policy in force. Each of CONVERGYS and CBI will share such information as is reasonably necessary in order to permit the other to manage and conduct its insurance matters in an orderly fashion.

         2.3 In the event that any of the insurance policies that CBI maintains expire before the Distribution Date, CBI shall use its reasonable best efforts to renew such policy and to cause the issuing insurance company to issue a separate policy to CONVERGYS. If CBI is not able to cause such insurance company to issue such separate insurance policy, CONVERGYS shall use its reasonable best efforts to procure a separate policy from another insurance company, and CBI shall use its reasonable best efforts to continue to cover CONVERGYS under its renewed policy until the date on which a separate insurance policy is procured. CONVERGYS shall compensate CBI for all costs incurred by CBI to continue such coverage. CBI shall use its reasonable best efforts to maintain the premium rates for all insurance policies for both CBI and CONVERGYS in effect for periods through the Distribution Date. Any premiums due under the separate insurance policies issued to CONVERGYS shall be payable by CONVERGYS. In no event shall CBI or any CBI Indemnitee have any liability or obligation whatsoever to CONVERGYS in the event that any insurance policy or other contract or policy of insurance shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any liability of CONVERGYS for any reason whatsoever or shall not be renewed or extended beyond the current expiration date.

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         2.4      This Agreement shall not be considered as an attempted
assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of either CBI or CONVERGYS in respect of any insurance policy or any other contract or policy of insurance.

         2.5 CONVERGYS does hereby, for itself and its Affiliates, agree that CBI or any CBI Indemnitee shall not have any liability whatsoever as a result of the insurance policies and practices of CBI and its Affiliates as in effect at any time prior to the Effective Date, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

         2.6 Notwithstanding the foregoing, CBI agrees that, to the extent that CBI is providing indemnification (through insurance or otherwise) to any Covered Individual at any time prior to the Distribution Date for such individual's acts and omissions in any capacity, CBI shall continue to provide such indemnification, for any acts or omissions occurring prior to the Distribution Date, through the last day of the five-year period commencing on the Distribution Date. To the extent that such indemnification is being provided through insurance, any premiums for such insurance payable after the Distribution Date shall be shared equally by CBI and CONVERGYS. For purposes of this Section 2.6, "Covered Individual" means an officer, director or employee of CBI or a CBI Affiliate (and, where appropriate, their spouses, estates, heirs, legal representatives and assigns) (a) who is insured, in any capacity, under CBI's Directors and Officers and Company Reimbursement Policy at any time prior to the Distribution Date and (b) who is an officer, director or employee of CONVERGYS or a CONVERGYS Affiliate on the day immediately following the Distribution Date. The provisions of this Section 2.6 shall survive the termination of this Agreement.

         2.7 To the extent that at the Distribution Date the Cincinnati Bell Foundation has assets in excess of its commitments, the parties shall cause the Foundation's trustees to contribute half of such excess to a foundation established by CONVERGYS which qualifies as a charitable entity under Section 501(c)(3) of the Internal Revenue Code.



                                    ARTICLE 3
                                  MISCELLANEOUS

         3.1 LAWS AND GOVERNMENTAL REGULATIONS. Receiving Party shall be responsible for (i) compliance with all laws and governmental regulations affecting its business and (ii) any use Receiving Party may make of the Services to assist it in complying with such laws and governmental regulations. While Providing Party shall not have any responsibility for Receiving Party's compliance with the laws and regulations referred to above, Providing Party agrees to use reasonable efforts, subject to subsection 1.5, to cause the Services to be designed in such manner that such Services shall be able to assist Receiving Party in complying with applicable legal and regulatory responsibilities. Providing Party's charge, if any, for such Service


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may reflect its efforts under this Section 3.1. In no event, however, shall
Receiving Party rely solely on its use of the Services in complying with any laws and governmental regulations.

         3.2 RELATIONSHIP OF PARTIES. Nothing in this Agreement shall be deemed or construed by the parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the parties, it being understood and agreed that no provision contained herein, and no act of the parties, shall be deemed to create any relationship between the parties other than the relationship of independent contractor nor be deemed to vest any rights, interest or claims in any third parties.

         3.3 INDEPENDENCE. All employees and representatives of Providing Party providing the Services to Receiving Party will be deemed for purposes of all compensation and employee benefits to be employees or representatives of Providing Party and not employees or representatives of Receiving Party. In performing such services, such employees and representatives will be under the direction, control and supervision of Providing Party (and not of Receiving Party), and Providing Party will have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such employees and representatives.

         3.4 AMENDMENTS; WAIVERS. This Agreement may be amended or modified only in writing executed on behalf of CBI and CONVERGYS. No waiver shall operate to waive any further or future act and no failure to object or forbearance shall operate as a waiver.

         3.5 INCONSISTENCY. In the event of any inconsistency between the terms of this Agreement and any of the Exhibits hereto, the terms of this Agreement, other than charges, shall control.

         3.6 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, provided that this Agreement and the rights and obligations contained herein or in any exhibit or schedule hereto shall not be assignable, in whole or in part, without the prior written consent of the parties hereto and any attempt to effect any such assignment without such consent shall be void.

         3.7 ARBITRATION. Any dispute, controversy or claim arising out of or in connection with this Agreement (including any questions of fraud or questions concerning the validity and enforceability of this Agreement or any of the rights herein), shall be determined and settled in accordance with Article 11 of the Plan of Reorganization and Distribution Agreement.

         3.8 NOTICES. All notices required or permitted to be given under this Agreement shall be in writing and shall be sent by facsimile transmission or mailed by registered or certified mail addressed to the party to whom such notice is required or permitted to be given. All notices shall be deemed to have been given when transmitted if given by facsimile and confirmation of receipt is received or, if mailed, 48 hours after mailed as evidenced by the postmark at the point of mailing.


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         All notices to CBI shall be addressed as follows:

                  CINCINNATI BELL INC.
                  201 E. Fourth Street
                  Seventh Floor
                  Cincinnati, Ohio  45202
                  Fax No. 513-397-9900
                  Attention:  President

         All notices to CONVERGYS shall be addressed as follows:

                  CONVERGYS CORPORATION
                  201 E. Fourth Street
                  Twentieth Floor
                  Cincinnati, Ohio  45202
                  Fax No. 513-397-5364
                  Attention:  President

Either party may, by written notice to the other, as provided herein designate a new address to which notices to the party giving the notice shall thereafter be mailed.

         3.9 FORCE MAJEURE. Providing Party shall not be liable for any delay or failure of performance to the extent such delay or failure is caused by circumstances beyond its reasonable control and that by the exercise of due diligence it is unable to prevent, provided that the party claiming excuse use its best efforts to overcome the same.

         3.10 ENTIRETY OF AGREEMENT. This Agreement, the Plan of Reorganization and Distribution Agreement and the Ancillary Agreements set forth the entire agreement and understanding of the parties relating to the subject matter contained herein and merges all prior discussions between them, and neither party shall be bound by any representation other than as expressly stated in this Agreement or by a written amendment to this Agreement, the Plan of Reorganization and Distribution agreement and the Ancillary Agreements signed by authorized representatives of both parties.

         3.11 SEVERABILITY. In the event any term of this Agreement is or becomes or is declared to be invalid or void by any court of competent jurisdiction, such term or terms shall be null and void and shall be deemed deleted from this Agreement, and all the remaining terms of the Agreement shall remain in full force and effect.

         3.12 GOVERNING LAW. The validity, performance and construction of this Agreement shall be governed by the laws of Ohio.



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         IN WITNESS WHEREOF, the parties have executed this Services Agreement as of the date first above written.


                                      CINCINNATI BELL INC.




                                      By: /s/ JOHN T. LAMACCHIA
                                         -------------------------------------
                                               John T. LaMacchia, President
                                               and Chief Executive Officer



                                      CONVERGYS CORPORATION




                                      By: /s/ JAMES F. ORR
                                         -------------------------------------
                                               James F. Orr, President
                                               and Chief Executive Officer